Exhibit 99.1

GOLDFIELD HOLDS ANNUAL MEETING OF STOCKHOLDERS - STOCK REPURCHASE PLAN EXTENDED

MELBOURNE, Florida, May 31, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern United States and a developer of condominiums, held its annual meeting of stockholders in Melbourne today. Stockholders re-elected all seven directors to the Company’s Board of Directors and ratified the appointment of KPMG LLP as Goldfield’s independent registered public accounting firm for the current fiscal year. In his remarks at the meeting, John H. Sottile, the Company’s Chairman of the Board, President and Chief Executive Officer, commented on Goldfield’s favorable operating results for 2006. Mr. Sottile further commented on the first quarter of 2007, stating that while the results of the Company’s electrical construction business had decreased during the quarter, recent contract awards should help to improve operating results moving forward. With respect to Goldfield’s real estate development business, Mr. Sottile noted the continuing slowdown of the Florida real estate market and the adverse effect this could have on the consummation of sales of units in the Company’s Pineapple House project. Mr. Sottile further noted that Goldfield is taking a cautious approach to new commitments, but remains ready to take advantage of any opportunities presented by improved market conditions.

The company also announced that its Board of Directors approved an extension of Goldfield’s stock repurchase plan until September 30, 2008. As of March 31, 2007, the company has repurchased 2,345,060 shares pursuant to the plan, at an average cost of $0.55 per share, and is authorized to purchase an additional 1,154,940 pursuant to the plan. Goldfield, as of May 7, 2007, had 25,451,354 shares outstanding. Mr. Sottile stated that the Board approved the extension of the repurchase program in light of the company’s strong capital position.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected. For further details, see the company's filings with the Securities and Exchange Commission.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com